Wall Street                                              555 Fifth Avenue
Investor Relations                                       14th Floor
                                                         New York, NY 10017
                                                         212-681-4100
                                                         212-681-4016 Fax
                                                         www.WalIStreetIR.com
New York  * Boston   * Cleveland
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Mr. Robert Appleby, President and Chief Executive Officer Tasker Capital Corp.
100 Mill Plain Road Danbury, CT06811

Under the terms of this contract, Wall Street Investor Relations ("WSIR") will provide counsel and assistance in implementing Tasker Capital Corp.'s ("TKER") investor relations program, which will include, but will not be limited to:

      Develop Investment Thesis:

            Conduct a comprehensive analysis of company
            Develop Company Profile
            Produce a Peer Group comparison
            Solicit investor input to solidify investor base

      Identify Target Investors:

            Match company investment merits with investment focus of portfolio managers
            Contact retail sales network to promote interest
            Establish interest with sell-side analysts who follow sector and industry

      Disseminate Story:

            Pitch investment merits to portfolio managers and brokers Distribute investor packets to potential investors \
            Develop investor list for distribution of company developments Maintain ongoing dialog with existing and potential investors

      Monitor Trading Activity

            Identify trends and run technical analyses
            Tap network of traders to get into communication loop

      Ongoing Communications:

            Prepare and distribute press releases
            Assist in Annual Report preparation
            Provide financial writing and editing
            Handle all investor inquiries
            Provide ongoing information source for investors Web content and website maintenance supervision Develop and schedule roadshows and presentations Manage conference calls
            Interact with analyst to support research coverage Solicit additional research coverage

      Other Services:

            Crisis management
            Project consulting
            Business Plans
            Mergers and acquisitions and strategic consulting

Wall Street Investor Relations
Tasker Capital Corp. - Engagement Letter                                  Page 2

The contract will cover a period of three months, commencing on [ADD DATE] and will automatically be renewed at the end of each period unless otherwise advised in writing, by either party, at least thirty days in advance of the end of the period. Our monthly consulting fee is $10,000. Considering TKER's immediate working capital needs, especially during the initiation of the company's product introductions, WSIR is willing to accept a combination of cash and stock payment, keeping in mind that any stock offered by the company will be restricted stock (not marketable) and, as such, is subject to market risk. While it is not the intention of WSIR to sell stock received as payment in the short-term and WSIR would consider itself a long-term investor, WSIR has no control over the company's management's success in executing its business model or the market in general. WSIR considers it prudent to have the ability liquidate its position in the company as a defensive action to preserve its consulting fee should a negative event have an adverse effect on the company's share price. Accordingly, any stock accepted as fee payment must be registered at the company's earliest convenience, but no later than thirty days.

To accommodate payments of stock, we suggest that such payments be made in quarterly intervals rather than monthly. WSIR would vest one third of the stock payment at the beginning of each month. We believe this vesting process would enable TKER to amortize the expense monthly according to GAAP. Recognizing that the acceptance of TKER's shares as payment interposes a degree of risk to WSIR in that the company's share price can fluctuate either up or down due to numerous market and company variables, we would normally require a premium to the value of shares in lieu of cash. However, to adjust for this potential exposure, we recommend that the shares for the three month period be priced according to the closing price of the trading session proceeding the first day of the three month period.

TKER will assume the expenses a publicly traded company normally incurs as part of its investor relations program. This may include conference calls, distribution of news releases, costs of producing quarterly and annual reports, fees required to register for conferences, hosting broker/analyst meeting/luncheons/breakfasts. Any such expenses that WSIR might incur on your behalf will be approved by you in advance and billed directly to you by the vendor or, if billed directly to WSIR, you agree to promptly reimburse WSIR. Should WSIR travel to presentations, conferences, etc. at the request of TKER, you agree to pay these expenses in a timely manner.

As we are critically dependent on information we receive from you, your directors, officers, and employees, TKER will indemnify, hold harmless and defend WSIR, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses, (including, without limitation, advancement and reimbursement of reasonable attorney's fees) incurred by any of them in connection with or as the result of any information given to WSIR by, or as directed by, TKER or its representatives.

WSIR agrees to maintain the confidentiality of TKER's Confidential Proprietary information furnished in oral, visual, written and/or other tangible form and not disclose such information to any third party, except as authorized by TKER. The parties agree to exclude from the provisions of this confidentiality agreement information which WSIR already had in its possession without confidential limitation at the time of disclosure by TKER, information which is independently developed by WSIR without breach of this Agreement; information known or that becomes known to the general public without breach of this Agreement by WSIR; and information that is received rightfully and without confidential limitations by WSIR from a third party.

Wall Street Investor Relations
Tasker Capital Corp. -- Engagement Letter                                 Page 3


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Sincerely yours,

Joseph M. Zappulla
President & CEO


I acknowledge and accept the above services and fee requirements:

/s/ [ILLEGIBLE]

                                                                 [ILLEGIBLE]
Robert Appleby, President and Chief Executive Officer              -------
                                                                    Date